                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              JACKSON HEWITT INC.
                                       AT
                              $68.00 NET PER SHARE
                                       BY
                              HJ ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                                HFS INCORPORATED

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
           ON MONDAY, JANUARY 5, 1998, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

    Enclosed for your consideration is an Offer to Purchase, dated November 25, 1997 (the "Offer to Purchase"), and a related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") in connection with the offer by HJ Acquisition Corp., a Virginia corporation (the "Purchaser") and a wholly owned subsidiary of HFS Incorporated, a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, par value $.02 per share (the "Shares"), of Jackson Hewitt Inc., a Virginia corporation (the "Company"), at a price of $68.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is the Letter to Shareholders of the Company from the Chairman, President and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

    WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

    We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

    Your attention is invited to the following:

    1. The tender price is $68.00 per Share, net to the seller in cash.

    2. The Offer is being made for all outstanding Shares.

    3. The Board of Directors of the Company has unanimously approved the Offer and the Merger (as defined in the Offer to Purchase) and has determined that the terms of the Offer and the Merger are fair to and in the best interests of the shareholders of the Company, and recommends that shareholders accept the Offer and tender their Shares pursuant to the Offer.

    4. The Offer and withdrawal rights will expire at 5:00 p.m. New York City time, on Monday, January 5, 1998, unless the Offer is extended.

    5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which constitutes more than two-thirds of the Shares outstanding on a fully diluted basis.

    6. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer.

    If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

    The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) the holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Managers, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

               INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
               FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK OF
                  JACKSON HEWITT INC. BY HJ ACQUISITION CORP.

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 25, 1997, and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"), in connection with the offer by HJ Acquisition Corp., a Virginia corporation and a wholly owned subsidiary of HFS Incorporated, a Delaware corporation, to purchase all outstanding shares of common stock, par value $.02 per share (the "Shares"), of Jackson Hewitt Inc., a Virginia corporation.

    This will instruct you to instruct your nominee to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

                                               SIGN HERE
              Number of Shares                  -------------------------------------------
               to be Tendered:                  -------------------------------------------
             ------------Shares*                               Signature(s)
           Dated:            , 199              -------------------------------------------
                                                -------------------------------------------
                                                       Please type or print name(s)
                                                -------------------------------------------
                                                -------------------------------------------
                                                       Please type or print address
                                                -------------------------------------------
                                                      Area Code and Telephone Number
                                                -------------------------------------------
                                                        Taxpayer Identification or
                                                          Social Security Number

------------------------

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

                                       2